Exhibit 10.2

SEVERANCE AGREEMENT AND MUTUAL RELEASE
This Severance Agreement and Mutual Release (the “Agreement” is made by and between SEMPRA ENERGY, a California corporation (the “Company”) and George W. Bilicic (“Bilicic”) (jointly referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).
WHEREAS, Bilicic and the Company previously entered into that certain Severance Pay Agreement, dated July 17, 2019 (the “Severance Pay Agreement”).
WHEREAS, Bilicic’s right to receive certain severance pay and benefits pursuant to the Severance Pay Agreement is subject to and conditioned upon Bilicic’s execution and non‑revocation of a general release of claims with the Company and its subsidiaries and affiliates.
WHEREAS, Bilicic’s right to receive the Consulting Payment set forth in Section 14(e) of the Severance Pay Agreement is subject to and conditioned upon Bilicic’s execution and non‑revocation of a general release of claims with the Company and its subsidiaries and affiliates and Bilicic’s adherence to the covenants described under Section 14 of the Severance Pay Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:
1.Separation Date. Bilicic will cease acting as an officer of the Company and his employment with the Company ended on March 30, 2020 (the “Separation Date”). Pursuant to California Labor Code Section 202(a), Bilicic will receive his final wages through the Separation Date, less deductions required by law, including any accrued but unused vacation time, no later than 72 hours after the Separation Date. Bilicic will also be reimbursed for any outstanding employment-related expenses. This Agreement is not a condition of employment or continued employment or a condition of receiving a raise or a bonus. On the Separation Date, Bilicic will be deemed to have resigned from all positions that he holds with the Company and its affiliates, and Bilicic will execute any instrument reasonably requested by the Company or its affiliates to effectuate or commemorate such resignation.
2.Severance Benefits. In exchange for Bilicic entering into this Agreement and not revoking it, and for the covenants and releases contained herein, and without conceding that Bilicic has good reason for resignation as defined by the Severance Pay Agreement, the Company will treat Bilicic’s separation from the Company as a resignation for good reason and provide Bilicic with the severance benefits described below and vest the shares granted to him on June 17, 2019, as described below. Bilicic acknowledges that the amounts and benefits set forth in this Section 2 fully satisfy any entitlement Bilicic’s may have to any payments or benefits from the Company, including under the Severance Pay Agreement. Bilicic further acknowledges that no part of the severance payments described in this Section 2 consist of wages owed to Bilicic for his employment through the Separation Date.

(a)    The Company will pay Bilicic a lump sum payment of One Million, Six Hundred and Twenty-Four Thousand Dollars ($1,624,000.00), less applicable withholdings, which is equal to the Pre-Change in Control Severance Payment to which Bilicic would be entitled under Section 4 of the Severance Pay Agreement were Bilicic to have resigned with good reason. Pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payment will be made on the earlier of (i) a date that is six months and one (1) day after the Separation Date; and (ii) the date of Bilicic’s death.
(b)    The Company will pay Bilicic a lump sum payment of One Million, Six Hundred and Twenty-Four Thousand Dollars ($1,624,000.00), less applicable withholdings, which is equal to the Consulting Payment to which Bilicic would be entitled under Section 14(e) of the Severance Pay Agreement were Bilicic to have resigned with good reason. Such payment will be made within ten (10) days following the Effective Date. For the avoidance of doubt, the services to be performed by Bilicic in exchange for such Consulting Payment will relate strictly to the duties that Bilicic had for the Company prior to the Separation Date, and will not, among other things, in any way relate, directly or indirectly, to investment banking services or related services or other similar activites.
(c)    The Company will also provide Bilicic with the severance benefits set forth in Sections 4(c), (d) and (e) of the Severance Pay Agreement. For the avoidance of doubt, the value of the services set forth in Sections (c), (d) and (e) of the Severance Pay Agreement shall not be subject to liquidation or exchange for any other benefit. For purposes of the outplacement services described in Section 4(d) of the Severance Pay Agreement, such services will be provided by an outplacement services provider of Bilicic’s choosing, and the Company shall pay such provider directly for such services subject to the conditions and limitations set forth in Section 4(d) of the Severance Pay Agreement.
(d)    The time-based restricted stock unit (“RSU”) awards granted to Bilicic on June 17, 2019 that Bilicic holds as of the date of this Agreement (which relate to approximately 31,427 shares of Company common stock) will fully vest on the tenth (10th) day after Separation Date. The vested shares underlying the RSU awards shall be delivered to Bilicic by the Company’s online share plan administrator, net of shares required to satisfy applicable tax withholding obligiatons, promptly following the vesting date.
3.Mutual Release of Claims. As a material inducement for the payment of the severance and benefits set forth herein, and except as otherwise provided in this Agreement, Bilicic on behalf of himself and on behalf of his heirs, family members, executors, agents and assigns, on the one hand, and the Company, on the other hand, hereby irrevocably and unconditionally release, acquit and forever release and discharge the other from, and agree not to file any suit, claim or complaint in a court of law or other proceeding, concerning any and all Claims either Party may have against the other. For purposes of this Agreement and the preceding sentence, the words “Releasee” or “Releasees” and “Claim” or “Claims” shall have the meanings set forth below:
(a)    The words “Releasee” or “Releasees” shall refer to Bilicic and to the Company and each of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, advisors, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives, attorneys and advisors of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them.
(b)    The words “Claim” or “Claims” shall refer to any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, penalties, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which Bilicic or the Company had or may have, own or hold against any of the Releasees up until and including the Effective Date; provided, however, that the word “Claim” or “Claims” shall not refer to any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, penalties, debts and expenses (including attorneys’ fees and costs actually incurred) arising under Bilicic’s continuing obligations under his Confidential Information and Invention Assignment Agreement, dated July 9, 2019 (the “Confidentiality Agreement”) and the Severance Pay Agreement. Claims released pursuant to this Agreement by the Parties include, but are not limited to, all claims relating to or arising out of Bilicic’s employment relationship with the Company and the termination of that relationship; all rights arising out of alleged violations of any contracts, express or implied, including the Severance Pay Agreement; any tort claim; any claim that Bilicic failed to perform or negligently performed or breached Bilicic’s duties during employment at the Company; any legal restrictions on the Company’s right to terminate employment relationships; and any federal, state or other local common law, statute, regulation, ordinance or law of any other type, including, without limitation, all state and federal laws and regulations prohibiting discrimination or harassment based on protected categories, and all state and federal laws and regulations prohibiting retaliation against employees for engaging in protected activity or legal off-duty conduct. This release does not extend to claims for workers’ compensation or other claims which by law may not be waived or released by this Agreement, nor does it limit Bilicic’s right to receive any vested payments or benefits to which he is entitled under any Company benefit plan (including, without limitation, any of the Company’s qualified retirement plans or non-qualified deferred compensation plan), which payments or benefits will be paid or provided pursuant to the terms of the applicable governing documents. Notwithstanding the above, Bilicic’s right to file or participate in an administrative claim or investigation by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency against the Company, which is guaranteed by law, cannot be and is not waived. However, to the extent permitted by law, and except as to Securities and Exchange Commission whistleblower awards, Bilicic agrees that if such an administrative claim is made against the Company or any Releasee(s) on Bilicic’s behalf, Bilicic shall not be entitled to recover any individual monetary relief or other individual remedies beyond the separation benefits identified in this Agreement since Bilicic’s release of claims herein bars Bilicic from recovering such monetary relief from the Company.
4.Release of Unknown Claims. The Parties expressly waive and relinquish all rights and benefits afforded by any statute (including, but not limited to, Section 1542 of the Civil Code of the State of California and analogous laws of other states), which limits the effect of a release with respect to unknown claims. The Parties do so understanding and acknowledging the significance of the release of unknown claims and the waiver of statutory protection against a release of unknown claims (including but not limited to Section 1542). Section 1542 of the Civil Code of the State of California states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Thus, notwithstanding the provisions of Section 1542 or of any similar statute, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which are known and all Claims which the Parties do not know or suspect to exist in Bilicic’s or the Company’s favor at the time of execution of this Agreement and that this Agreement contemplates the extinguishment of all such Claims.
The Parties acknowledge that they might hereafter discover facts different from, or in addition to, those they now know or believe to be true with respect to a Claim or Claims released herein, and they expressly agree to assume the risk of possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective, in all respects, regardless of such additional or different discovered facts.
5.No Pending Lawsuits. Bilicic and the Company represent and warrant that neither Bilicic nor the Company have any lawsuits, charges, claims, grievances, or actions of any kind pending against the Releasees, on behalf of Bilicic/itself or on behalf of any other person or entity, and that, to the best of their knowledge, Releasees possesses no such claims (including, but not limited to, under the Family and Medical Leave Act, the California Family Rights Act, the Fair Labor Standards Act, the California Labor Code and/or workers’ compensation claims).
6.No Cooperation. The Parties agree that they will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Bilicic agrees to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish to the Company, within three (3) business days of its receipt, a copy of such subpoena or other court order.
7.Indemnification. As a further material inducement to the Company to enter into this Agreement, Bilicic hereby agrees to indemnify and hold each of the Releasees harmless from all loss, costs, damages, penalties, or expenses, including without limitation, attorneys’ fees, incurred by the Releasees, arising out of any breach of this Agreement by Bilicic or the fact that any representation made in this Agreement by Bilicic was false when made.
As a further material inducement to Bilicic to enter into this Agreement, the Company hereby agrees to indemnify and hold each of the Releasees harmless from all loss, costs, damages,

penalties or expenses, including, without limitation, attorneys’ fees incurred by the Releasees, arising out of any breach of this Agreement by it or the fact that any representation made in this Agreement by it was knowingly false when made.
8.Future Issues
(a)    This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Bilicic or any other person, or that Bilicic has any rights whatsoever against the Company, and the Company specifically disclaims any liability to or wrongful acts against Bilicic or any other person, on the part of itself, its employees or its agents. This Agreement shall not in any way be construed as an admission by Bilicic that he has acted wrongfully with respect to the Company, or that Bilicic failed to perform his duties or negligently performed or breached his duties, or that the Company had good cause to terminate Bilicic’s employment.
(b)    If Bilicic is a party or is threatened to be made a party to any proceeding by reason of the fact that Bilicic was an officer or director of the Company, the Company shall indemnify Bilicic against any expenses (including reasonable attorneys’ fees; provided, that counsel has been approved by the Company prior to retention, which approval shall not be unreasonably withheld), judgments, fines, settlements and other amounts actually or reasonably incurred by Bilicic in connection with that proceeding; provided, further, that Bilicic acted in good faith and in a manner Bilicic reasonably believed to be in the best interest of the Company. The limitations of Section 317 of the Corporations Code of the State of California and the Company’s Bylaws shall apply to this assurance of indemnification.
(c)    Bilicic agrees to cooperate with the Company and its designated attorneys, representatives and agents in connection with any actual or threatened judicial, administrative or other legal or equitable proceeding in which the Company is or may become involved. Upon reasonable notice, Bilicic agrees to meet with and provide to the Company or its designated attorneys, representatives or agents all information and knowledge Bilicic has relating to the subject matter of any such proceeding. The Company agrees to reimburse Bilicic for any reasonable costs Bilicic incurs in providing such cooperation.
9.Arbitration of Disputes. This Agreement is entered into in California and shall be governed by substantive California law, except as provided in this section. If any dispute arises between Bilicic and the Company, including, but not limited to, disputes relating to this Agreement, or if Bilicic prosecutes a claim he purported to release by means of this Agreement (“Arbitrable Dispute”), the Parties agree to resolve that Arbitrable Dispute through final and binding arbitration under this section. Bilicic also agrees to arbitrate any Arbitrable Dispute which involves any other released party who offers or agrees to arbitrate the dispute under this section. Bilicic’s agreement to arbitrate applies, for example, to disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims.
As to any Arbitrable Dispute, the Parties waive any right to a jury trial or a court bench trial. The Parties also agree that any arbitration shall be initiated and conducted only on an individual basis. Accordingly, the Parties hereby waive any right for any dispute to be brought, heard, decided or arbitrated as a to class and/or collective action (“Class and/or Collective Action Waiver”), and the arbitrator will have no authority to hear or preside over any such claim. Notwithstanding any other clause contained in this agreement to arbitrate, the preceding sentence will not be severable from this agreement in any instance in which a Claim is brought as a class and/or collective action. To the extent the Class and/or Collective Action Waiver is determined to be invalid, unenforceable or void, any class and/or collective action must proceed in a court of law and not in arbitration. The Parties also hereby waive any right for any dispute to be brought, heard, decided or arbitrated as a private attorney general representative action and the arbitrator will have no authority to hear or preside over any such claim (“Representative Action Waiver”). The Representative Action Waiver does not apply to any claim Bilicic brings in arbitration as a private attorney general solely on his own behalf and not on behalf of or regarding others. The Representative Action Wavier will be severable from this Agreement in any case in which there is a final judicial determination that the Representative Action Waiver is invalid, unenforceable, unconscionable, void or voidable. In such instances and where the claim is brought as a private attorney general, such private attorney general claim must be litigated in a civil court of competent jurisdiction, but all other provisions of this Agreement, including, without limitation, the Class Action Waiver will continue to apply.
In addition, unless all parties agree in writing otherwise, the arbitrator shall not consolidate or join the arbitrations of more than one employee. Further, neither Party may seek, nor may the arbitrator award, any relief that is not individualized to claimant or that affects other employees. If a court decides that the applicable law precludes enforcement of any of this section’s limitation as to a particular claim or particular remedy for a claim, then that claim or remedy (and only that claim or remedy) must be severed from the arbitration and may be brought in court.
Arbitration shall take place in San Diego, California under the then-current employment arbitration rules and procedures of JAMS (the JAMS rules are available at https://jamsadr.com/rules-employment-arbitration), before an experienced employment arbitrator selected in accordance with those rules. The arbitrator may not modify or change this Agreement in any way. The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if Bilicic is the party initiating the claim, Bilicic will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Bilicic is employed by the Company. Each party shall pay for its own costs and attorneys’ fees. However if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and/or costs, the Arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim. The Arbitrator is required to issue a written award and opinion, and any judgment or award issued by an arbitrator may be entered in any court of competent jurisdiction. The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern the arbitration and shall govern the interpretation or enforcement of this section or any arbitration award

To the extent that the Federal Arbitration Act is inapplicable, California law pertaining to arbitration agreements shall apply. Arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute. Except as prohibited by the Age Discrimination in Employment Act of 1967, as amended, should Bilicic or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of this breach. This Section 9 supersedes any existing arbitration agreement between the Company and me as to any Arbitrable Dispute. Notwithstanding anything in this Section 9 to the contrary, a claim for benefits under an Employee Retirement Income Security Act of 1974, as amended, covered plan shall not be an Arbitrable Dispute.
10.Effective Date. The Parties understand that this Agreement is final and binding eight (8) days after its execution and return (the “Effective Date”). Should Bilicic nevertheless attempt to challenge the enforceability of this Agreement as provided in Section 9 or, in violation of that section, through litigation, as a further limitation on any right to make such a challenge, Bilicic shall initially tender to the Company, by certified check delivered to the Company, all monies received pursuant to Sections 4 or 5 of the Severance Pay Agreement, as applicable, plus interest, and invite the Company to retain such monies and agree with Bilicic to cancel this Agreement and void the Company’s obligations under the Severance Pay Agreement. In the event the Company accepts this offer, the Company shall retain such monies and this Agreement shall be canceled and the Company shall have no obligation under Section 14(e) of the Severance Pay Agreement. In the event the Company does not accept such offer, the Company shall so notify Bilicic and shall place such monies in an interest-bearing escrow account pending resolution of the dispute between Bilicic and the Company as to whether or not this Agreement and the Company’s obligations under the Severance Pay Agreement shall be set aside and/or otherwise rendered voidable or unenforceable. Additionally, any consulting agreement then in effect between Bilicic and the Company shall be immediately rescinded with no requirement of notice.
11.Notices. Any notices required to be given under this Agreement shall be delivered either personally or by first class United States mail, postage prepaid, addressed to the respective parties as follows:
To Company:    Sempra Energy
488 8th Avenue
San Diego, CA 92101
Attn: Randall Clark

To Bilicic:    c/o Vedder Price, P.C.
222 N. LaSalle Street, Suite 2600
Chicago, Illinois 60601
Attn: Daniel Lange
12.Review and Revocation Periods. Bilicic acknowledges that he is waiving and releasing any rights Bilicic may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Bilicic acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Bilicic was already entitled. Bilicic further understands and acknowledges that Bilicic has been given a period of twenty-one (21) days to review and consider this Agreement (as well as certain data on other persons eligible for similar benefits, if any) before signing it and may use as much of this twenty-one (21) day period as Bilicic wish prior to signing. In the event Bilicic signs this Agreement and returns it to the Company in less than the 21-day period identified above, Bilicic hereby acknowledges that Bilicic has freely and voluntarily chosen to waive the time period allotted for considering this Agreement, and that the Company has not promised Bilicic anything or made any representations not contained in this Agreement to induce Bilicic to sign this Agreement before the expiration of the twenty-one (21) day period. Bilicic is encouraged, at his personal expense, to consult with an attorney before signing this Agreement. Bilicic understands and acknowledges that whether or not Bilicic does so is his decision. Bilicic may revoke this Agreement within seven (7) days of signing it. If Bilicic wishes to revoke, Bilicic must deliver written notice of revocation to the Ruth Zadikany at Mayer Brown LLP, 350 S. Grand Avenue, 25th Floor, Los Angeles, CA 90071 or rzadikany@mayerbrown.com, no later than the close of business on the seventh (7th) day after Bilicic has signed the Agreement. If revoked, this Agreement shall not be effective and enforceable, and Bilicic will not receive payments or benefits under Section 2 of this Agreement, as applicable. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period described above.
13.Section 409A. All payments and benefits payable under this Agreement are intended to comply with the requirements of Section 409A of the Code. Notwithstanding the foregoing, certain payments and benefits payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Code. This Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and the Treasury Regulations thereunder. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder To the extent that any payments under this Agreement are subject to Section 409A of the Code, the provisions of Section 9 of the Severance Pay Agreement shall apply.
14.Return of Company Property. Bilicic represents and warrants that he has returned all of the Company’s property, including all work in progress, files, photographs, notes, records, credit cards, keys, access cards, computers, and other Company or customer documents, products, or property that Bilicic has received in the course of his employment, or which reflect in any way any confidential or proprietary information of the Company. Bilicic also warrants that he has not downloaded or otherwise retained any information, whether in electronic or other form, belonging to the Company or derived from information belonging to the Company.
15.Confidential Information; Public Releases.
(a)    Bilicic acknowledges and reaffirms his continuing obligations under the Confidentiality Agreement. The Parties understand and agree that nothing in this Agreement is intended to interfere with or discourage Bilicic’s good-faith disclosure to any governmental entity related to a reasonably suspected violation of the law. The Parties further understand and agree that

Bilicic cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(b)    The Parties understand and agree that the Company shall take any and all necessary action to satisfy its reporting and disclosure obligations in connection with Bilicic’s separation and this Agreement, including filing the requisite forms with the Securities and Exchange Commission (“SEC”). The Company hereby agrees to provide Bilicic with an advance draft of any Form 8-K, press release or other document that will be released to the public to the extent any such document relates to the termination of Bilicic’s employment with the Company. Bilicic shall promptly review any such draft and provide comments thereto, which the Company shall reasonably consider; provided, that nothing in this sentence shall (i) require the Company to incorporate Bilicic’s comments in any such document, the final content of which will be decided by the Company in its sole discretion; and/or (ii) interfere with the Company’s ability to satisfy its disclosure obligations under applicable law. The Parties understand and agree that a copy of this Agreement is required to be filed with the SEC no later than the time the Company files its next Quarterly Report on Form 10-Q. The Parties understand and agree that in the event that Bilicic is a “named executive officer” as such term is defined by Item 402 of Regulation S-K, for the year-ended December 31, 2020, (i) the Company will be required to disclose certain terms of this Agreement and other matters as it relates to Bilicic’s compensation and shareholdings, and (ii) Bilicic agrees to provide the Company with his beneficial ownership of equity securities of the Company and its subsidiaries as required by Item 403 of Regulation S-K.
16.Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes any and all other agreements, with the exception of Bilicic’s continuing obligations under the Severance Pay Agreement and the Confidentiality Agreement, with respect to the subject matter of this Agreement, whether written or oral, between the Parties. All modifications and amendments to this Agreement must be in writing and signed by the Parties.
17.No Representation. The Parties represent and acknowledge that in executing this Agreement, neither is relying upon any representation or statement not set forth in this Agreement or the Severance Pay Agreement.
18.Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application; and to this end the provisions of this Agreement are declared to be severable.
19.Counterparts. This Agreement may be executed in counterparts.

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With the benefit of representation and advice of counsel, the Parties have read the foregoing Severance Agreement and Mutual Release, and accept and agree to the provisions it contains and hereby execute it voluntarily and with full understanding of its consequences. The Parties acknowledge that they are receiving valuable consideration in exchange for the execution of this Agreement to which they would not otherwise be entitled.

DATED:	March 30, 2020	/s/ George W. Bilicic
George W. Bilicic

DATED:	March 30, 2020	/s/ Randall L. Clark
By: Randall L. Clark
Title: Senior V.P. and Chief Human Resources Officer
Sempra Energy

Bilicic acknowledges that he first received this Agreement on March 28, 2020.

/s/ George W. Bilicic
George W. Bilicic